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 news release                                          [TENNECO AUTOMOTIVE LOGO]


          For Immediate Release


          Contacts:   Jane Ostrander
                      Media Relations
                      847 482-5607
                      jane.ostrander@tenneco-automotive.com

                      Leslie Hunziker
                      Investor Relations
                      847 482-5042
                      leslie.hunziker@tenneco-automotive.com


               TENNECO AUTOMOTIVE ANNOUNCES EXECUTIVE APPOINTMENTS
                Company Names Corporate Controller and Treasurer

Lake Forest, Ill. - February 17, 2004 - Tenneco Automotive (NYSE: TEN) announced today the appointments of James Perkins as vice president and controller and John Kunz as vice president and treasurer. The appointments are effective immediately.

As controller, James Perkins will oversee corporate accounting and reporting globally. He will be responsible for the company's financial plans and policies, accounting practices and financial reporting.

As treasurer, John Kunz will be responsible for the company's treasury, insurance and investment activities including building and managing relationships with the banking community and rating agencies. He assumes the treasury duties of Paul Novas, who recently was promoted to vice president of finance and administration for the company's European operations.

"We have established a very effective global corporate finance organization and are very pleased to add James Perkins and John Kunz to this team. They bring exceptional credentials and experience to these key positions," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "I look forward to their proven leadership skills as our finance team continues to play an integral role in executing our strategies to improve Tenneco Automotive's financial flexibility and generate cash to pay down debt."

Perkins joins Tenneco Automotive from GE Medical Systems Information Technology, where he most recently was director, commercial operations. Previously, he served as chief financial officer and vice president for GE - Fanuc Corporation, responsible for finance, sales, manufacturing, and financial planning and analysis. He also served as the chief financial officer for GE - Medical Systems Ultrasound. Perkins joined GE in 1988 and has held management positions in acquisitions, finance and corporate audit.



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Kunz joins Tenneco Automotive from Great Lakes Chemical Corporation, where he rose through positions of increasing responsibility to become vice president and treasurer. In that capacity he oversaw commercial and investment banking relationships; global cash management; capital structure analysis; rating agency relationships; benefit plan oversight; foreign exchange, interest rate and commodity risk management; and credit and collections. Prior to joining Great Lakes in 1999, Kunz was director - corporate development at Weirton Steel Corporation, where he also held prior positions in capital planning, business development and financial analysis. He joined Weirton from KPMG Peat Marwick.

James Perkins received a BS in business administration from the State University of New York and a MBA from Syracuse University.

John Kunz received a BA in accounting from the University of Notre Dame and a MBA in finance from Northwestern University.

Both positions are located at the company's corporate headquarters in Lake Forest, Illinois and will report to Ken Trammell, Tenneco Automotive senior vice president and chief financial officer.

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.


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